Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Banco Bilbao Vizcaya Argentaria, S.A.:

We consent to the incorporation by reference in the registration statements No. 333-232333 on Form F-3 and Nos. 333-240248, 333-228053, 333-217073, 333-208728, 333-199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816, and 333-149157 on Form S-8 of Banco Bilbao Vizcaya Argentaria, S.A. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Banco Bilbao Vizcaya Argentaria, S.A. as of December 31, 2020, 2019 and 2018, the related consolidated statements of income, recognized income and expense, changes in equity, and cash flows for the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 20 F of Banco Bilbao Vizcaya Argentaria, S.A.

Our report on the consolidated financial statements contains an emphasis of matter paragraph that refers to Notes 3 and 21 of the consolidated financial statements for information on the sale of BBVA USA Bancshares, Inc. and other companies, and the resulting impacts to the consolidated financial statements.

/s/  KPMG Auditores, S.L.

Madrid, Spain

February 26, 2021